Exhibit 99.1

American Homes 4 Rent

Lock-Up Agreement

July 18, 2013

Goldman, Sachs & Co.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

FBR Capital Markets & Co.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

    Re: American Homes 4 Rent - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), providing for the initial public offering of the Company’s Class A common shares of beneficial interest, par value $0.01 per share (the “Class A Shares”) pursuant to a Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the “SEC”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement.

In consideration of the agreement by the Underwriters to offer and sell the Class A Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Shareholder Lock-up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A Shares of the Company, or any options or warrants to purchase any Class A Shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive Class A Shares of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned during the Shareholder Lock-Up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s

Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The Shareholder Lock-up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final Prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.

If the undersigned is an officer or trustee of the Company, (1) the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Class A Shares the undersigned may purchase in the offering, (2) Goldman, Sachs & Co. as the “Lead Representative” agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Class A Shares, the Lead Representative will notify the Company of the impending release or waiver, and (3) the Company has agreed in Section 5(e)(ii) of the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Lead Representative hereunder to any such officer or trustee shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) pursuant to the exercise of equity incentive awards granted to the undersigned under the Company’s Amended and Restated 2012 Equity Incentive Plan, (iv) as a distribution to shareholders, partners or members of the undersigned, provided that such shareholders, partners or members agree to be bound in writing by the restrictions set forth herein, (v) any transfer required under any benefit plans or the Company’s bylaws, (vi) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in herein, (vii) with respect to sales of securities acquired after the consummation of the offering in the open market or (viii) with the prior written consent of the Lead Representative on behalf of the Underwriters; provided that in the case of any transfer or distribution pursuant to clause (i) through (vii) no filing on Form 4 under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Class A Shares, shall be required or shall be voluntarily made during the Shareholder Lock-up Period. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares that would constitute a violation or breach of this Lock-Up Agreement.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions that survive termination) shall terminate or be terminated prior to payment and delivery of the Class A Shares to be sold thereunder, the undersigned shall be released from all obligations under the Lock-Up Agreement.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

American Homes 4 Rent, LLC
Exact Name of Shareholder

/s/ Marvin Lotz
Authorized Signature

Chief Executive Officer
Title

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